                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K/A


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported):  September 21, 2000

                      Metawave Communications Corporation
            (Exact name of Registrant as specified in its charter)


         Delaware                       0-24673                 91-1673152
(State or other jurisdiction    (Commission File Number)    (I.R.S. Employer
of incorporation or                                          Identification No.)
organization)


                             10735 Willows Road NE
                               Redmond, WA 98052
              (Address of principal executive offices) (Zip code)


                                (425) 702-5600
             (Registrant's telephone number, including area code)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

     This Amendment No. 1 to the Current Report on Form 8-K dated September 21, 2000 of Metawave Communications Corporation relates to Metawave's acquisition of Adaptive Telecom, Inc. (ATI), a California Corporation pursuant to the Amended and Restated Agreement and Plan of Merger dated as of September 20, 2000. The purpose of this amendment is to provide the financial statements of ATI required by Item 7(a) of Form 8-K and the pro forma financial information required by
Item 7(b) of Form 8-K, which information was excluded from the original filing in reliance upon Item 7(a)(4) of Form 8-K.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS                                     Page
                                                                                ----
(a)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

      ADAPTIVE TELECOM, INC.

(i)   Report of Mohler, Nixon & Williams Accountancy Corporation, Independent
      Accountants.............................................................     3

(ii)  Balance Sheets..........................................................     4

(iii) Statements of Operations................................................     5

(iv)  Statements of Shareholders' Equity......................................     6

(v)   Statements of Cash Flows................................................     7

(vi)  Notes to Financial Statements...........................................     8


(b)   PRO FORMA FINANCIAL INFORMATION

      METAWAVE COMMUNICATIONS CORPORATION

(i)   Unaudited Pro Forma Combined Condensed Financial Statements.............    17

(ii)  Unaudited Pro Forma Combined Condensed Statements of Operations.........    18

(iii) Unaudited Pro Forma Combined Condensed Balance Sheet....................    20

(iv)  Notes to Unaudited Pro Forma Combined Condensed Financial Statements....    21

           REPORT OF MOHLER, NIXON & WILLIAMS ACCOUNTANCY CORPORATION
                            INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of
Adaptive Telecom, Inc.

   We have audited the accompanying balance sheets of Adaptive Telecom, Inc. as of December 31, 1998 and 1999, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Adaptive Telecom, Inc. as of December 31, 1998 and 1999, and the results of its operations, shareholders' equity and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                          MOHLER, NIXON & WILLIAMS
                                          Accountancy Corporation

                                          /s/ Mohler, Nixon & Williams

Campbell, California
September 25, 2000

                             ADAPTIVE TELECOM, INC.

                                 BALANCE SHEETS
                       (In thousands, except share data)

                                                     December 31,
                                                    --------------   June 30,
                                                     1998    1999      2000
                                                    ------  ------  -----------
                                                                    (unaudited)
ASSETS
------
Current assets:
  Cash and cash equivalents........................ $2,883  $1,961   $    579
  Prepaid expenses and other.......................     40      35         66
                                                    ------  ------   --------
    Total current assets...........................  2,923   1,996        645
Property and equipment, net........................    412     384        367
Other noncurrent assets, net.......................    109      78         55
                                                    ------  ------   --------
    Total assets................................... $3,444  $2,458   $  1,067
                                                    ======  ======   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable.................................    210     332         62
  Accrued liabilities..............................      7      11        --
  Accrued compensation and benefits................    127     229        147
  Customer deposits................................  1,329     161        166
  Deferred revenues................................    136      21        --
  Shareholder loans................................    --       59         59
                                                    ------  ------   --------
    Total current liabilities......................  1,809     813        434
Shareholder loans..................................     59     --
Commitments
Shareholders' equity:
  Series A convertible preferred stock, $0.001 par
   value:
   Authorized shares--1,500,000 in 1998, 1999 and
    at June 30, 2000; issued and outstanding
    shares--1,500,000 in 1998, 1999 and at June 30,
    2000 (liquidating value $1,500)................      2       2          2
  Common stock, no par value:
   Authorized shares--13,500,000 in 1998, 1999 and
    June 30, 2000; issued and outstanding shares--
    5,349,065, 5,785,490, and 5,885,959 in 1998,
    1999 and June 30, 2000, respectively...........    178     204        207
  Additional paid-in capital.......................  1,465   1,465     15,070
  Deferred stock compensation......................    --      --     (13,375)
  Accumulated deficit..............................    (69)    (26)    (1,271)
                                                    ------  ------   --------
    Total shareholders' equity.....................  1,576   1,645        633
                                                    ------  ------   --------
    Total liabilities and shareholders' equity..... $3,444  $2,458   $  1,067
                                                    ======  ======   ========

                            See accompanying notes.

                             ADAPTIVE TELECOM, INC.

                            STATEMENTS OF OPERATIONS
                                 (In thousands)

                                              Year Ended     Six Months Ended
                                              December 31,       June 30,
                                             --------------  -----------------
                                              1998    1999    1999      2000
                                             ------  ------  -------- --------
                                                               (unaudited)
Revenues.................................... $2,651  $3,550  $ 1,604  $    508
Cost of revenues............................  2,348   2,595    1,136       390
                                             ------  ------  -------  --------
Gross profit................................    303     955      468       118
Operating expenses:
  Research and development..................    155     321      106       940
  Sales and marketing.......................    104     414      198       241
  General and administrative................    263     285      137       216
                                             ------  ------  -------  --------
Total operating expenses....................    522   1,020      441     1,397
                                             ------  ------  -------  --------
Income (loss) from operations...............   (219)    (65)      27    (1,279)
Interest income.............................    170     115       58        37
Other expense...............................     (6)     (7)      (3)       (3)
                                             ------  ------  -------  --------
Other income, net...........................    164     108       55        34
                                             ------  ------  -------  --------
Net income (loss)........................... $  (55) $   43  $    82  $ (1,245)
                                             ======  ======  =======  ========


                            See accompanying notes.

                             ADAPTIVE TELECOM, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                 For the Years Ended December 31, 1998 and 1999
                       (In thousands, except share data)

                              Series A
                            convertible
                          preferred stock    Common stock    Additional   Deferred                   Total
                          ---------------- -----------------  paid-in      stock     Accumulated shareholders'
                           Shares   Amount  Shares    Amount  capital   compensation   deficit      equity
                          --------- ------ ---------  ------ ---------- ------------ ----------- -------------
Balance at January 1,
 1998...................  1,400,000  $ 1   4,789,835   $159   $ 1,366     $    --      $   (14)     $ 1,512
 Issuance of common
  stock at $0.033 per
  share upon purchase of
  restricted stock......        --    --     555,000     19       --           --          --            19
 Issuance of common
  stock at $0.067 per
  share.................        --    --       4,230    --        --           --          --           --
 Issuance of preferred
  stock at $1.00 per
  share upon exercise of
  warrant...............    100,000    1         --     --         99          --          --           100
 Net loss ..............        --    --         --     --        --           --          (55)         (55)
                          ---------  ---   ---------   ----   -------     --------     -------      -------
Balance at December 31,
 1998...................  1,500,000    2   5,349,065    178     1,465          --          (69)       1,576
 Issuance of common
  stock at $0.033 per
  share upon exercise of
  options...............        --    --     102,500      4       --           --          --             4
 Issuance of common
  stock at $0.067 per
  share upon exercise of
  options...............        --    --     299,875     20       --           --          --            20
 Issuance of common
  stock at $0.067 per
  share.................        --    --      34,050      2       --           --          --             2
 Net income ............        --    --         --     --        --           --           43           43
                          ---------  ---   ---------   ----   -------     --------     -------      -------
Balance at December 31,
 1999...................  1,500,000    2   5,785,490    204     1,465          --          (26)       1,645
 Issuance of common
  stock at $0.033 per
  share upon exercise of
  options (unaudited)...        --    --     143,594      5       --           --          --             5
 Repurchase of common
  stock (unaudited).....        --    --     (43,125)    (2)      --           --          --            (2)
 Deferred stock
  compensation
  (unaudited)...........        --    --         --     --     13,605      (13,605)        --           --
 Stock compensation
  expense (unaudited)...        --    --         --     --        --           230         --           230
 Net loss (unaudited)...        --    --         --     --        --           --       (1,245)      (1,245)
                          ---------  ---   ---------   ----   -------     --------     -------      -------
Balance at June 30, 2000
 (unaudited)............  1,500,000  $ 2   5,885,959   $207   $15,070     $(13,375)    $(1,271)     $   633
                          =========  ===   =========   ====   =======     ========     =======      =======


                            See accompanying notes.

                             ADAPTIVE TELECOM, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                Year Ended       Six Months
                                               December 31,    Ended June 30,
                                              ---------------  ---------------
                                               1998    1999     1999    2000
                                              ------  -------  ------  -------
                                                                (unaudited)
Operating activities
Net income (loss)...........................  $  (55) $    43  $   82  $(1,245)
Adjustments to reconcile net income (loss)
 to net cash provided by (used in) operating
 activities:
  Depreciation and amortization expense.....      79      158      71       96
  Stock compensation expense................     --       --      --       230
  Changes in operating assets and
   liabilities:
    Decrease (increase) in prepaid expenses
     and other..............................     (40)       5       3      (31)
    Decrease (increase) in other noncurrent
     assets.................................     (47)      14     --        15
    Increase (decrease) in accounts
     payable................................     170      122    (103)    (270)
    Increase (decrease) in accrued
     liabilities............................       4        4      (7)     (11)
    Increase (decrease) in accrued
     compensation and benefits..............     127      102       4      (82)
    Increase (decrease) in customer
     deposits...............................   1,314   (1,168)   (283)       5
    Increase (decrease) in deferred
     revenue................................     136     (115)    (49)     (21)
                                              ------  -------  ------  -------
Net cash provided by (used in) operations...   1,688     (835)   (282)  (1,314)
Investing activities
Purchases of equipment......................    (475)    (113)    (63)     (71)
                                              ------  -------  ------  -------
Net cash used in investing activities.......    (475)    (113)    (63)     (71)

Financing activities
Net proceeds from issuance of common stock..      19       26       1        5
Net proceeds from issuance of preferred
 stock upon exercise of warrant.............     100      --      --       --
Repurchase of common stock..................     --       --      --        (2)
                                              ------  -------  ------  -------
Net cash provided by financing activities...     119       26       1        3
Net increase (decrease) in cash.............   1,332     (922)   (344)  (1,382)
Cash and cash equivalents at beginning of
 period.....................................   1,551    2,883   2,883    1,961
                                              ------  -------  ------  -------
Cash and cash equivalents at end of period..  $2,883  $ 1,961  $2,539  $   579
                                              ======  =======  ======  =======


Supplemental disclosures
Income taxes paid during the period.........  $    4  $     1  $  --   $   --
Deferred stock compensation.................  $  --   $   --   $  --   $13,605


                            See accompanying notes.

                             ADAPTIVE TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies

Description of Business

   Adaptive Telecom, Inc. (the Company) was incorporated in California in 1997. The Company develops, markets, produces and licenses spatial filtering solutions for wireless telecommunication applications. The proprietary technology reduces the infrastructure and operating costs of wireless Cellular and Personal Communication System (PCS) networks by increasing the capacity and performance of the network. The Company operates in one business segment and currently markets their technology to wireless network infrastructure providers and directly to network operators.

   A customer's equipment and software must be customized prior to the use of the Company's technology. Accordingly, the Company enters into an agreement with a customer that identifies the customization specifications and provides for milestones and payment for the customization. Upon successful completion of the customization, the customer may then license the technology upon the payment of the licensing fee, usually in the form of a royalty payment.

   During 1998, 1999, and for the six months ended June 30, 2000 substantially all revenues were derived from the customization portion of one such agreement between the Company and NEC Corporation (NEC)). At the conclusion of the customization phase in 2000, NEC elected not to license the technology.

Unaudited Interim Financial Information

   The financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position at those dates and of the operations and cash flows for the periods then ended. Operating results for the six months ended June 30, 2000 are not necessarily indicative of results that may be expected for the entire year.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Revenues from the customization of an original equipment manufacturer (OEM) telecommunications system are recognized using contract accounting over the period that services are performed under the percentage-of-completion method. For agreements accounted for using the percentage-of-completion method, the Company determines progress-to-completion using input measures based on labor hours incurred. Customer billing occurs in accordance with contract terms. Amounts billed to customers in excess of revenue recognized are recorded as deferred revenues and customer advances are recorded as customer deposits on uncompleted contracts.

   Upon completion of the customization of the Company's technology to the OEM's telecommunications system, the Company's revenues would be derived from licenses of its intellectual property. For each license arrangement, the Company would determine whether persuasive evidence of an agreement exists, delivery of the product has occurred, there are not significant remaining Company obligations, the fee is fixed or determinable and collectibility is probable. If any of these criteria are not met, revenue recognition would be

                             ADAPTIVE TELECOM, INC.

1. Significant Accounting Policies--(continued)

deferred until such time as the criteria are met. Through December 31, 1999, the Company has not recorded any revenue from license fees.

Risks and Uncertainties

   The Company is subject to a number of risks including the marketing of a new technology, the need to maintain adequate financing, competition from competitors with greater financial resources and dependence on key personnel. The telecommunications industry is characterized by rapid technological developments, frequent product introductions, evolving industry standards, changes in customer requirements and short product life cycles. Significant technological changes or the emergence of competitive products with new capabilities could adversely affect the Company's operating results.

Major Customer

   Substantially all revenues recorded by the Company in 1998, 1999, and for the six months ended June 30, 2000 are from one agreement with NEC. Development and testing in accordance with provisions of the agreement was completed in 2000, and NEC elected not to exercise its right to license the technology under the agreement. The Company has not entered into any new contracts upon the completion of this contract in 2000.

   In connection with the completion of the agreement, the Company is obligated to return certain equipment borrowed from NEC and unused parts acquired in connection with the contract. In addition, any technology developed under the contract that was not otherwise specified in the contract becomes the joint property of NEC and the Company.

Cash Equivalents

   The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are invested in money market funds.

   The Company has classified all investments as available-for-sale. Available-for-sale securities are carried at fair market value based on quoted market prices with unrealized gains and losses, net of tax, reported in shareholders' equity, if material. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income.

   Unrealized holding gains and losses on available-for-sale securities at December 31, 1998 and 1999 were not material.

   Cash equivalents include the following as of December 31:

                                                                    1998   1999
                                                                   ------ ------
                                                                  (In thousands)
     Money market funds........................................... $2,883 $1,955
                                                                   ====== ======

Property and Equipment

   Property and equipment are stated at cost net of accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method based on the estimated useful lives of three to five years of the respective assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term.

                             ADAPTIVE TELECOM, INC.

1. Significant Accounting Policies--(continued)

   Intangible assets principally consist of patent fees that are being amortized on the straight-line method over five years.

Research and Development

   In accordance with Statements of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," all costs incurred to establish the technological feasibility of computer software products are expensed as research and development costs. The Company determines technological feasibility based upon coding and testing in accordance with detailed program designs. Costs incurred subsequent to the establishment of technological feasibility and prior to the general availability of the product to customers will be capitalized, if significant. To date, no software development costs have been capitalized.

Income Taxes

   The provision for income taxes is based on income reported in the financial statements. Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of the Company's assets and liabilities.

Stock-Based Compensation

   As permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for stock-based awards to employees and to adopt the "disclosure only" alternative described in SFAS 123. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   Stock options or warrants granted to non-employees are accounted for in accordance with SFAS 123 and the Emerging Issues Task Force Consensus No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." The fair value of such options or warrants is determined using the Black-Scholes model.

Other Comprehensive Income

   In June 1997, the Financial Accounting Standards Board (FASB) released SFAS No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 established standards for the reporting and display of comprehensive income (loss) and its components. The Company had no items, other than net income (loss), of other comprehensive income (loss) to report in any of the years presented.

New Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133 (SFAS 133), Accounting for Derivatives and Hedging Activities, which requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge transaction. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The Company does not

                             ADAPTIVE TELECOM, INC.

1. Significant Accounting Policies--(continued)

anticipate that the adoption of this new standard will have a material effect on earnings or the financial position of the Company, but continues to evaluate the impact of SFAS 133.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin Number 101 (SAB 101). This summarized certain areas of the staff's views in applying generally accepted accounting principles as it applies to revenue recognition. The Company believes that its revenue recognition principles comply with SAB 101. The Company will continue to evaluate interpretations of SAB 101.

2. Property and Equipment

                                                     December 31,
                                                    --------------   June 30,
                                                     1998    1999      2000
                                                    ------  ------  -----------
                                                                    (unaudited)
                                                         (In thousands)
     Lab and test equipment........................ $  229  $  272     $ 273
     Computers.....................................    207     271       339
     Office equipment..............................     37      42        43
     Leasehold improvements........................      1       3         3
                                                    ------  ------     -----
                                                       474     588       658
     Accumulated depreciation and amortization.....    (62)   (204)     (291)
                                                    ------  ------     -----
                                                    $  412  $  384     $ 367
                                                    ======  ======     =====

   The Company issued 2,190,350 shares of common stock to a founder during May 1997 in exchange for a patent. The patent, which is recorded in other noncurrent assets, is valued at approximately $73,000 and is being amortized over five years. Annual amortization totaled approximately $17,000 in 1998 and 1999 and $8,500 for the six months ended June 30, 2000.

   Depreciation and amortization expense for 1998 and 1999 and for the six months ended June 30, 2000 was approximately $79,000, $158,000, and $96,000, respectively.

3. Shareholder Notes

   The Company has two unsecured notes payable to shareholders totaling $59,000 at December 31, 1998 and 1999, and at June 30, 2000. The notes bear interest at 8% per annum. The principal, together with accrued and unpaid interest, is due July 10, 2000. Interest expense was approximately $5,000 in 1998 and 1999 and $2,000 for the six months ended June 30, 2000.

4. Shareholders' Equity

Preferred Stock

   In March 1997, the Company issued 1,400,000 shares of Series A preferred stock in accordance with the provisions of a Securities Purchase Agreement which also provided for the sale of a warrant to purchase an additional 100,000 Series A preferred shares at $1.00 per share, which was exercised in 1998.

                            ADAPTIVE TELECOM, INC.

4. Shareholders' Equity--(continued)

   The rights, privileges and preferences of the preferred shareholders are as follows:

  . Dividends--Preferred shareholders are entitled to receive dividends of $0.05 per share in preference and priority to payment of any dividend to common shareholders, payable only if and when declared by the Company. Thereafter, preferred shareholders will share any shareholder distributions equally on an as-converted basis with common shareholders.

  . Liquidation--In the event of any liquidation, dissolution, sale, merger or winding up of the Company, preferred shareholders will be entitled to receive, in preference to common shareholders, an amount equal to the original amount of investment ($1.00 per share) plus all declared but unpaid dividends. All remaining assets will be distributed equally to the holders of preferred and common shares until preferred shareholders have received $2.00 per share, including the preferred liquidation preference. Thereafter, preferred shareholders will share distributions equally on an as-converted basis with common shareholders.

  . Voting--Each preferred share is entitled to vote on an "as-converted" basis along with common shareholders. Preferred shareholders, voting as a separate class, are entitled to elect one member of the Company's Board of Directors, and common shareholders, voting as a group, are entitled to elect two members of the Board.

  . Conversion--Preferred shares are convertible into common shares at any time at the option of the holders at the conversion rate of one and one-half common shares for each preferred share, subject to antidilution. Preferred shares shall be automatically converted into common shares at the then applicable conversion rate (a) upon the closing of a firm commitment underwritten public offering at a price per share of not less than $3.00 per share with aggregate proceeds to the Company of $10,000,000 or greater, or (b) upon the approval of a majority of the preferred shareholders. The Company has reserved sufficient unissued common shares in the event of conversion.

Common Stock

   The Company is authorized to issue 13,500,000 shares of common stock. As of December 31, 1999, 5,785,490 shares of common stock were outstanding.

   As of December 31, 1999, common stock was reserved for issuance as follows:

     Conversion of outstanding preferred stock........................ 2,250,000
     Exercise of stock options........................................   797,625

   In 1998, the Company issued 4,230 shares of common stock to an employee at $0.067 per share, and in 1999 the Company issued 34,050 shares of common stock to employees and consultants at $0.067 per share. All other outstanding shares of the Company's common stock issued in 1998 and 1999 have been issued under provisions of the 1997 Stock Plan.

1997 Stock Plan

   The Board of Directors adopted the 1997 Stock Plan (the Plan) that authorizes the granting of stock options to purchase up to 1,200,000 shares of common stock. The Plan provides for the granting of incentive stock options to employees, non-statutory stock options to Company service providers, and the issuance of Restricted Stock Purchase Agreements alone or in tandem with the granting of stock options.

   The Board of Directors determines the number of options granted, the effective date of the grants, the vesting period, price and term of the options. Option terms may not exceed ten years from the date of grant. Shares purchased under Restricted Stock Purchase Agreements are subject to vesting with certain limitations on transferability, including rights of first refusal and repurchase options in favor of the Company at the original

                             ADAPTIVE TELECOM, INC.

4. Shareholders' Equity--(continued)

share purchase price. The Company's right to repurchase shares of restricted stock lapses over the vesting period. Options generally vest and repurchase options generally lapse over four years from the initial grant or purchase date.

Restricted Common Stock

   During 1997, the Board of Directors issued 4,548,071 shares of restricted common stock for cash at $0.033 per share to employees subject to restricted stock purchase agreements. In 1998, the Board of Directors issued 555,000 restricted shares for cash at $0.033 per share to employees, Board members and a consultant. Under the initial terms of the related Restricted Stock Purchase Agreement, the Company's repurchase rights lapse ratably over 48 months.

   The Board of Directors amended the consultant's Restricted Stock Purchase Agreement in May 1999 to provide for the immediate vesting of 92,813 shares and the vesting of the remaining shares based on hours worked thereafter. In addition to the shares of restricted stock, the consultant was paid cash consideration for his services. The Company determined that the compensation cost associated with the vested restricted stock was not material.

   As of December 31, 1998 and 1999, unvested shares of restricted stock totaled 2,289,363 and 1,035,521, respectively.

Stock Options

   Information with respect to stock option activity is as follows:

                                                                       Weighted
                                                            Number of   average
                                                Available    options     price
                                                for grant  outstanding per share
                                                ---------  ----------- ---------
   Balance at December 31, 1997................ 1,200,000        --        --
     Options granted...........................  (607,500)   607,500    $0.033
                                                ---------   --------
   Balance at December 31, 1998................   592,500    607,500    $0.033
     Options granted...........................  (241,750)   241,750    $0.067
     Options exercised.........................       --    (402,375)   $0.058
     Options cancelled.........................    46,875    (46,875)   $0.067
                                                ---------   --------
   Balance at December 31, 1999................   397,625    400,000    $0.041
                                                =========   ========

   Options for a total of 135,156 shares were exercisable at December 31, 1999. No options were exercisable at December 31, 1998.

                             ADAPTIVE TELECOM, INC.

4. Shareholders' Equity--(continued)

   The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                                                          Weighted
                                                           average
                                                          remaining
         Options               Options                   contractual                 Exercise
       outstanding           exercisable                    life                      price
       -----------           -----------                 -----------                 --------
       310,000                 135,156                      8.49                      $0.033
        90,000                     --                       8.64                      $0.067
       -------                 -------
       400,000                 135,156                      8.52                      $0.041
       =======                 =======

   Pro forma information regarding net income (loss) is required by SFAS 123, and is determined as if the Company had accounted for its employee stock options granted under the fair value method of SFAS 123. The fair value for options and unvested restricted stock was estimated at the grant/sale date using the minimum value method with the following weighted average assumptions: a risk-free rate of 5.04% for 1998 and 5.5% for 1999, no dividend yield for all years and a weighted average expected option life of three years. The difference between the reported net income (loss) and the pro forma net income
(loss) for the years ended December 31, 1998 and 1999 was an increase in the net loss of $18,000 and a reduction in the net income of $11,000, respectively. The options' weighted average grant-date fair value, which is the value assigned to the options under SFAS 123, was $0.005 and $0.009 for options granted in 1998 and 1999, respectively.

Deferred Stock Compensation

   During the six months ended June 30, 2000, the Company issued stock options to employees with exercise prices that it believed represented the fair value of the options. Subsequent to the Company's acquisition, the Company reevaluated the fair value of its common stock options as of June 30, 2000. Accordingly, in connection with such stock option grants, the Company recorded deferred stock-based compensation of $13.6 million. This deferred stock compensation represents the excess of the estimated fair value of the common stock on the date of the grant over the exercise price. Deferred amortization was determined over the vesting period of the respective options, generally four years, beginning with the exercise date, which for the majority of the options was June 16, 2000.

5. Income Taxes

   Due to operating losses and tax credits and the inability to recognize the benefits therefrom in 1998 and the utilization of net operating losses and tax credits in 1999, there is no provision for income taxes for the years ended December 31, 1998 and 1999.

                             ADAPTIVE TELECOM, INC.

5. Income Taxes--(continued)

   The income tax expense differed from the amounts computed by applying the U.S. statutory federal income tax rate (34%) to pretax income as a result of the following:

                                                               Year Ended
                                                              December 31,
                                                             ----------------
                                                              1998     1999
                                                             -------  -------
                                                             (In thousands)
   Computed expected tax expense (benefit).................. $   (18) $    14
   Net operating losses or temporary differences for which
    no tax benefit is recognized............................      18       --
   Utilization of net operating loss and tax credits
    previously reserved.....................................      --      (14)
                                                             -------  -------
     Total income tax provision............................. $    --  $    --
                                                             =======  =======

   Significant components of the Company's deferred tax assets are as follows:

                                                                 Year Ended
                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                               (In thousands)
   Deferred tax assets:
     Net operating losses and tax credits..................... $    31  $    17
     Accruals.................................................       6       16
                                                               -------  -------
   Total deferred tax assets..................................      37       33
   Deferred tax liabilities:
     Depreciation.............................................      --      (11)
     Valuation allowance......................................     (37)     (22)
                                                               -------  -------
   Net deferred tax assets.................................... $    --  $    --
                                                               =======  =======

   The Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Because of the uncertainty of future earnings, a full valuation allowance was provided at December 31, 1998 and 1999. Although the Company generated net income in 1999, management has determined that the valuation allowance continues to be necessary. The net valuation allowance decreased by $15,000 for the year ended December 31, 1999.

   Utilization of net operating loss and tax credit carryforwards may be subject to substantial annual limitation provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

6. Commitments

   The Company occupies facilities under an operating lease that expires in January 2001. Pursuant to the lease agreement, certain operating expenses are allocated to the Company in addition to base rents. Total rent expense for all operating leases was approximately $154,000 in 1998, $179,000 in 1999 and $88,000 for the six months ended June 30, 2000.

   Future annual minimum lease payments under all operating leases are approximately $187,000 in 2000 and $9,000 in 2001.

                             ADAPTIVE TELECOM, INC.

7. Employee Benefit Plans

   The Company sponsors an employee savings plan for all eligible employees. No Company contributions were made to the plan in 1998 or 1999.

8. Subsequent Event

   On September 21, 2000, the Company was acquired by Metawave Communications Corporation (Metawave). Under the terms of the acquisition agreement, the common stock of Metawave was exchanged for all of the issued and outstanding common stock of the Company, which includes the conversion of the Series A preferred stock to common stock. All of the Company stock options and outstanding unvested restricted stock was assumed by Metawave with the same terms and conditions that currently exist, except that stock grants and stock subject to vesting will be for Metawave common stock, adjusted for the acquisition exchange ratio.

                      METAWAVE COMMUNICATIONS CORPORATION

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                (In thousands, except share and per share data)

   The following unaudited pro forma combined condensed financial statements for Metawave Communications Corporation consist of the Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1999 and the six months ended June 30, 2000, and the Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 2000. These pro forma financial statements give effect to Metawave Communications Corporation's acquisition of Adaptive Telecom, Inc. (Adaptive Telecom) in a business combination accounted for as a purchase, which closed on September 21, 2000. In exchange for the acquisition of all of Adaptive Telecom's outstanding capital stock and stock options, Metawave issued Adaptive Telecom shareholders 5,361,803 shares of its common stock and stock options for 138,166 shares of Metawave common stock.

   The Unaudited Pro Forma Combined Condensed Statement of Operations combine Metawave's historical results of operations for the year ended December 31, 1999 with Adaptive Telecom's historical results of operations for the year ended December 31, 1999 and Metawave's historical results of operations for the six months ended June 30, 2000 with Adaptive Telecom's historical results of operations for the six months ended June 30, 2000. These Unaudited Pro Forma Combined Condensed Statements present the pro forma operating results as if Adaptive Telecom had been acquired on January 1, 1999. The Unaudited Pro Forma Combined Condensed Balance Sheet combines Metawave's historical balance sheet at June 30, 2000 and Adaptive Telecom's historical balance sheet at June 30, 2000 as if Adaptive Telecom had been acquired on June 30, 2000. The pro forma financial statements are not necessarily indicative of what the actual operating results or financial position would have been for the combined company had the transaction taken place on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company.

Basis of Presentation

   The unaudited pro forma combined condensed financial statements reflect the Adaptive Telecom acquisition which was consummated on September 21, 2000 and will be accounted for using the purchase method of accounting in accordance with APB Opinion No. 16 as described in the notes herein. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair market values. The estimated fair market values contained herein are based on assessment performed by an independent appraiser. Metawave expects to record a charge of $10.4 million to operations related to in-process research and development. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of this charge but the Unaudited Pro Forma Combined Condensed Statement of Operations does not reflect this charge because of its nonrecurring nature. The charge related to in-process research and development will be reflected in Metawave's consolidated financial statements for the quarter ended September 30, 2000.

   The pro forma combined condensed financial statements should be read in conjunction with the related notes thereto and the audited consolidated financial statements and notes of Metawave and the audited financial statements and notes of Adaptive Telecom included elsewhere in this registration statement. Pro forma basic and diluted earnings per share reflects the pro forma effect of Metawave convertible and redeemable preferred stock as if such shares were converted to Metawave common stock at the time of issuance.

                      METAWAVE COMMUNICATIONS CORPORATION

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         Six Months Ended June 30, 2000
                                  (Unaudited)
                       (In thousands, except share data)

                                     Historical
                                 --------------------
                                             Adaptive   Pro Forma     Pro Forma
                                  Metawave   Telecom   Adjustments     Combined
                                 ----------  --------  -----------    ----------
Revenues.......................  $   20,694  $   508    $     --      $   21,202
Cost of revenues...............      15,193      390          --          15,583
                                 ----------  -------    ---------     ----------
Gross profit...................       5,501      118          --           5,619
Operating expenses:
  Research and development.....      12,687      940        (230) (J)     14,549
                                                            1,152 (K)
  Sales and marketing..........       4,876      241          176 (K)      5,293
  General and administrative...       2,945      216          243 (K)      3,404
  Amortization of intangibles
   and goodwill................         --       --         9,061 (L)      9,061
                                 ----------  -------    ---------     ----------
    Total operating expenses...      20,508    1,397       10,402         32,307
                                 ----------  -------    ---------     ----------
Loss from operations...........     (15,007)  (1,279)     (10,402)       (26,688)
Other income (expense), net....         726       34          --             760
                                 ----------  -------    ---------     ----------
Net loss.......................  $  (14,281) $(1,245)   $ (10,402)    $  (25,928)
                                 ==========  =======    =========     ==========
Basic and diluted net loss per
 share.........................  $    (0.99)                          $    (1.33)
                                 ==========                           ==========
Weighted average shares used in
 computation of basic and
 diluted net loss per share....  14,378,271             5,159,097 (M) 19,537,368
                                 ==========             =========     ==========
Pro forma basic and diluted net
 loss per share................  $    (0.43)                          $    (0.68)
                                 ==========                           ==========
Weighted average shares used in
 computation of pro forma net
 loss per share................  33,129,366             5,159,097 (M) 38,288,463
                                 ==========             =========     ==========


                            See accompanying notes.

                      METAWAVE COMMUNICATIONS CORPORATION

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          Year Ended December 31, 1999
                                  (Unaudited)
                       (In thousands, except share data)

                                   Historical
                               --------------------
                                           Adaptive  Pro Forma       Pro Forma
                                Metawave   Telecom  Adjustments       Combined
                               ----------  -------- -----------      ----------
Revenues.....................  $   22,596   $3,550   $     --        $   26,146
Cost of revenues.............      22,236    2,595         --            24,831
                               ----------   ------   ---------       ----------
Gross profit.................         360      955         --             1,315
Operating expenses:
  Research and development...      22,787      321       7,827   (K)     30,935
  Sales and marketing........      11,080      414         766   (K)     12,260
  General and
   administrative............       5,732      285       5,827   (K)     11,844
  Amortization of intangibles
   and goodwill..............         --       --       18,122   (L)     18,122
                               ----------   ------   ---------       ----------
Total operating expenses.....      39,599    1,020      32,542           73,161
                               ----------   ------   ---------       ----------
Loss from operations.........     (39,239)     (65)    (32,542)         (71,846)
Other income (expense), net..      (3,174)     108         --            (3,066)
                               ----------   ------   ---------       ----------
Net loss.....................  $  (42,413)  $   43   $ (32,542)      $  (74,912)
                               ==========   ======   =========       ==========
Basic and diluted net loss
 per share...................  $   (18.98)                           $   (10.61)
                               ==========                            ==========
Weighted average shares used
in computation of basic and
diluted net loss per share...   2,234,798            4,824,765   (M)  7,059,563
                               ==========            =========       ==========
Pro forma basic and diluted
 net loss per share..........  $    (1.77)                           $    (2.61)
                               ==========                            ==========
Weighted average shares used
in computation of pro forma
net loss per share...........  23,931,291            4,824,765   (M) 28,756,056
                               ==========            =========       ==========


                             See accompanying notes

                      METAWAVE COMMUNICATIONS CORPORATION

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 June 30, 2000
                                  (Unaudited)
                       (In thousands, except share data)

                                     Historical
                                 -------------------
                                            Adaptive   Pro Forma     Pro Forma
                                 Metawave   Telecom   Adjustments    Combined
                                 ---------  --------  -----------    ---------
ASSETS
------
Current assets:
  Cash and cash equivalents....  $  61,356  $    579    $   --       $  61,935
  Accounts receivable, net.....     14,142       --         --          14,142
  Inventories..................      6,566       --         --           6,566
  Prepaid expenses and other
   assets......................        947        66        --           1,013
                                 ---------  --------    -------      ---------
    Total current assets.......     83,011       645        --          83,656
Property and equipment, net....      5,892       367        (17)(A)      6,242
Purchased technology, goodwill
 and other intangibles, net....        --        --      85,979 (B)     85,979
Other noncurrent assets........        185        55        (37)(C)        203
                                 ---------  --------    -------      ---------
    Total assets...............  $  89,088  $  1,067    $85,925      $ 176,080
                                 =========  ========    =======      =========
LIABILITIES AND STOCKHOLDER'S
EQUITY (DEFICIT)
-----------------------------
Current liabilities:
  Accounts payable.............      6,547        62        --           6,609
  Accrued liabilities..........      2,489       --       2,500 (D)      4,989
  Accrued compensation.........      1,910       147        --           2,057
  Current portion of notes
   payable.....................          8       --         --               8
  Current portion of capital
   lease obligations...........      2,709       --         --           2,709
  Customer deposits............        --        166        --             166
  Deferred revenues............        355       --         --             355
  Shareholder loans............        --         59        --              59
                                 ---------  --------    -------      ---------
    Total current liabilities..     14,018       434      2,500         16,952
Notes payable, less current
 portion.......................         23       --         --              23
Capital lease obligations, less
 current portion...............      2,651       --         --           2,651
Other long-term liabilities....         16       --         --              16
Stockholder's equity:
  Capital stock................    209,541    15,279     96,529 (E)    321,349
  Deferred stock compensation..     (2,181)  (13,375)    13,375 (F)    (19,531)
                                                        (17,350) (G)
  Accumulated other
   comprehensive income........        (59)      --         --             (59)
  Accumulated deficit..........   (134,921)   (1,271)     1,271 (H)   (145,321)
                                                        (10,400) (I)
                                 ---------  --------    -------      ---------
    Total stockholders'
     equity....................     72,380       633     83,425        156,438
                                 ---------  --------    -------      ---------
    Total liabilities and
     stockholders' equity......  $  89,088  $  1,067    $85,925      $ 176,080
                                 =========  ========    =======      =========

                             See accompanying notes

                      METAWAVE COMMUNICATIONS CORPORATION

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. Basis of Pro forma Presentation

   The pro forma combined financial statements give effect to Metawave's acquisition of Adaptive Telecom, in a business combination accounted for as a purchase, which was consummated on September 21, 2000. Upon the effective date of the acquisition, all outstanding common stock of Adaptive Telecom were converted into shares of Metawave common stock based on the applicable exchange ratio as specified in the merger agreement. All outstanding stock options to purchase shares of Adaptive Telecom common stock were converted into options to purchase shares of Metawave stock based on the exchange ratio.

   The pro forma combined financial statements have been prepared based on the assessment by the independent appraiser of the estimated fair market value of the assets and liabilities of Adaptive Telecom. In the opinion of Metawave's management, all adjustments necessary to present fairly such pro forma combined financial statements have been made based on the terms and structure of the Adaptive Telecom acquisition. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1999 and the six months ended June 30, 2000 give effect to these transactions as if they had taken place on January 1, 1999, and these statements omit non-recurring charges. The Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 2000 gives effect to the transaction as if it had taken place on June 30, 2000.

   Metawave issued 5,361,803 shares of its common stock, valued at $20.37 per share, the average market price per share of Metawave common stock in a range three trading days before and after the announcement date (September 5, 2000) of the acquisition. Additionally, Metawave issued 138,166 options to purchase shares of its common stock in exchange for all options and grants to purchase shares of Adaptive Telecom common stock. The value of options and grants to be issued by Metawave was determined by estimating their fair market value as of September 5, 2000 using the Black-Scholes option pricing model. The total estimated fair value of all consideration, including acquisition related costs, is $114,308,000, of which $17,350,000 has been recorded as deferred stock compensation.

   Below is a table of the estimated purchase price allocation and annual amortization of the intangible assets and goodwill acquired:

                                                                     Annual
                                     Purchase Price Amortization  Amortization
                                       Allocation       Life     of Intangibles
                                     -------------- ------------ --------------
                                     (In thousands)              (In thousands)
   Purchase price allocation:
     Tangible net assets acquired..     $   579          --         $   --
   Intangible net assets acquired:
     In-process research and
      development..................      10,400          --             --
     Assembled workforce...........       1,380           3             460
     Patents.......................       5,570           3           1,856
     Goodwill......................      79,029           5          15,806
                                        -------                     -------
       Total.......................     $96,958                     $18,122
                                        =======                     =======

   Tangible net assets acquired includes cash and cash equivalents, prepaid expenses, and property and equipment. Liabilities assumed principally include accounts payable, accrued compensation, customer deposits and shareholder loans.

   The value allocated to in-process research and development will be charged to expense during the quarter ending September 30, 2000 but has not been reflected in the Metawave Unaudited Pro forma Combined Condensed Statements of Operations as it is non-recurring in nature.

                      METAWAVE COMMUNICATIONS CORPORATION

1. Basis of Pro forma Presentation--(continued)

   The value allocated to the assembled workforce is attributable to the Adaptive Telecom workforce in place after the acquisition which eliminates the need to hire new replacement employees. The value was determined by estimating the cost involved in assembling a new workforce including costs of salaries, benefits, training and recruiting. The value of the assembled workforce will be amortized on a straight-line basis over three years.

   The acquired patents are developed through years of experience in designing and developing embedded solutions for wireless network operators facing capacity constraints. Our smart antenna systems and Adaptive Telecom's embedded solutions will enable network operators to increase network capacity and improve network quality. The value allocated to patents will be amortized on a straight-line basis over three years.

   Goodwill is determined based on the residual difference between the amount of consideration paid and the values assigned to identified tangible and intangible assets. The goodwill will be amortized on a straight-line basis over five years.

   The value allocated to deferred stock compensation of $17,350,000 represents the excess of the fair value over the exercise price for options and unvested restricted stock which had been issued to employees of Adaptive Telecom and were outstanding at September 21, 2000. The value of the deferred stock compensation will be amortized over the related remaining vesting periods using a graded vesting approach. Such amortization amounts assume that all vesting periods are completed by all employees, to the extent that unvested options are forfeited by an employee, previously recorded amortization related to the unvested options will be credited to stock-based compensation expense.

2. Pro Forma Adjustments

  A. To reflect the write-down of acquired property and equipment to estimated fair market value.

  B. To record acquired intangible assets of $6,950,000 and goodwill of $79,029,000.

  C. To reflect the write-off of patents recorded on Adaptive Telecom's financial statements which is included in the allocation of intangibles in connection with the acquisition.

  D. To reflect the accrual of direct acquisition costs arising from the Adaptive Telecom acquisition, including legal, consulting, and accounting fees.

  E. To eliminate Adaptive Telecom's outstanding capital stock of $15,279,000 and record the aggregate value of $111,808,000 for the issuance of 5,361,803 shares of Metawave's common stock and 138,166 shares of stock options to purchase Metawave's common stock in connection with the acquisition.

  F. To eliminate deferred stock compensation recorded on Adaptive Telecom's financial statements of $13,375,000.

  G. To record deferred stock compensation in connection with the acquisition of $17,350,000.

  H. To eliminate accumulated deficit of $1,271,000 recorded on Adaptive Telecom's financial statements.

  I. To record the in-process research and development charge of $10,400,000.

  J. To eliminate the amortization of deferred stock compensation recorded on Adaptive Telecom's financial statements during the six months ended June 30, 2000 of $230,000.

  K. To record by its functional department, the amortization of deferred stock compensation of $14,420,000 for the twelve months ended December 31, 1999 and $1,571,000 for the six months ended June 30, 2000, resulting from the acquisition of Adaptive Telecom, Inc.

                      METAWAVE COMMUNICATIONS CORPORATION

2. Pro Forma Adjustments--(continued)

  L. To record the amortization of intangible assets and goodwill of $18,122,000 for the twelve months ended December 31, 1999 and $9,061,000 for the six months ended June 30, 2000.

  M. Reflects the impact of 5,361,803 weighted average shares of common stock issued in connection with the purchase of Adaptive Telecom less common stock which is subject to restrictions which lapse upon continuing employment.

          (c)  EXHIBITS.
               --------

               2.1* Amended and Restated Agreement and Plan of Merger dated
                    September 20, 2000 among the Company, Company Sub and Target

               23.1 Consent of Mohler, Nixon and Williams Accountancy
                    Corporation, Independent Accountants.
               ------------
               * Previously filed as an exhibit to The Form 8-K filed with The commission by The Registrant on October 5, 2000 (File No. 000-24673), and incorporated herein by reference.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       METAWAVE COMMUNICATIONS
                                       CORPORATION
                                       (Registrant)


Date:  November 3, 2000                 By: /s/ Stuart W. Fuhlendorf
       ---------------                      ------------------------
                                            Stuart W. Fuhlendorf
                                            Senior Vice President and
                                            Chief Financial Officer